Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-121353) on Form S-8 and (Nos. 333-132980 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. of our reports dated February 28, 2007, with respect to:

(i)	The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) for each of the years in the two-year period ended December 31, 2006 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity, and comprehensive income of Digital Realty Trust, Inc. Predecessor, for the period from January 1, 2004 through November 2, 2004, the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2006 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related financial statement schedule III, and

(ii)	Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Digital Realty Trust, Inc.

/s/ KPMG LLP

San Francisco, California

February 28, 2007